Exhibit 99.1

FCB Financial Holdings, Inc. Announces New Chief Financial Officer

WESTON, Fla. – January 20, 2016 (BUSINESS WIRE) – FCB Financial Holdings, Inc. (FCB) President and Chief Executive Officer, Kent S. Ellert announced today the appointment of Jennifer L. Simons to the post of Chief Financial Officer effective March 1, 2016. Ms. Simons assumes the post from Paul D. Burner who served in the role of CFO since July 2012, and will continue with FCB in the role of Finance Director. Together, the appointments complete the transition that began last year, adding greater depth and strength to FCB’s seasoned and highly-experienced executive team.

In making the announcement, Kent Ellert commented, “We are deeply grateful to Paul for his many contributions to FCB over the years, and we are equally pleased to be filling this key position through an internal promotion from within our Finance team. Jennifer Simons has demonstrated strong leadership and deep experience in her role as Deputy CFO. I have every confidence that Jennifer will continue to excel as a business partner and continue to elevate the organization through her leadership in the role of CFO.”

Paul Burner commented, “Helping build FCB has been an amazing experience, as well as a significant highlight of my career. FCB is well positioned for the future, and I look forward to working with Jennifer and team for the remainder of the year to ensure a smooth transition and support FCB’s strategic business objectives.”

In July 2015 Ms. Simons was promoted to Deputy Chief Financial Officer. Upon joining the Company in 2014 as Chief Accounting Officer, Ms. Simons brought over 20 years financial experience to FCB. Most recently, she was Vice President and Senior Manager at PNC Financial Services Group, where her responsibilities included accounting policy, liquidity management and financial forecasting. Ms. Simons also held various leadership positions with US Bancorp, TCF National Bank, GMAC Residential Capital and GE Capital Fleet Services. Jennifer Simons is a graduate of the University of Wisconsin-Madison and is a Certified Public Accountant.

About Florida Community Bank

With approximately $7 billion in assets, Florida Community Bank (FCB) is the third largest Florida-based independent bank. Listed on the New York Stock Exchange, (NYSE: FCB), the bank serves the state with 50 full service banking centers. The presence of FCB blankets both Florida coasts from Daytona Beach to Miami-Dade, Naples through Tampa Bay, as well as the I-4 Corridor. FCB is among the most highly capitalized banks in the state with capital ratios exceeding the regulatory standard to be considered “well capitalized.” Complete information outlining the depth and breadth of the company is found at www.FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.

For further information contact:

FCB Financial Holdings, Inc.

Matthew Paluch

(305) 668-5420

IR@fcb1923.com